Exhibit 10.9

AMENDMENT NO. 1 TO BINDING MEMORANDUM OF UNDERSTANDING

AMENDMENT NO. 1 TO BINDING MEMORANDUM OF UNDERSTANDING (this “Amendment”) dated as of October 1, 2007 by and among Valley View Downs, L.P., a Pennsylvania limited partnership (the “Partnership”), Centaur Pennsylvania, LLC, an Indiana limited liability company (“Centaur”), PREIT-Rubin, Inc., a Delaware corporation (the “Developer”) and PR Valley View Downs, L.P., a Pennsylvania limited partnership (“PREIT”).

Background

The Partnership has submitted an application for a Harness Racing License in the Commonwealth of Pennsylvania (the “Racing License”) with the intent to construct a facility for harness racing (the “Track”) on real property located in Beaver County, Pennsylvania (the “Property”). If awarded the Racing License, the Partnership intends to apply for an alternative gaming license (the “Alternative Gaming”) and to construct the facilities for operating Alternative Gaming at the Track (the Track and Alternative Gaming facilities on the Property, collectively, the “Improvements”).

The Partnership, Centaur and PREIT entered into a Binding Memorandum of Understanding (the “MOU”) dated October 7, 2004 pursuant to which, inter alia, PREIT made certain payments to the Partnership and agreed to make additional payments to the Partnership, the Partnership agreed to purchase some of the Property and enter into options to acquire portions of the Property, PREIT agreed to acquire the Property and lease it to the Partnership pursuant to a ground lease (the “PREIT Lease”), the Partnership and the Developer agreed to enter into a Development Agreement pursuant to which the Developer would provide customary management services for all aspects of the development and construction phases of the Improvements, and the parties agreed to enter into a Contribution Agreement and other definitive documents to implement the provisions of the MOU.

The Partnership, or an affiliate of the Partnership and/or Centaur, expects to be awarded or to acquire a Racing License and a license for Alternative Gaming in Pennsylvania that permits the construction of the Improvements at the Property or a location different from the location specified in the Partnership’s Application for a Racing License (the “Alternative Location”). The Partnership, Centaur, Developer and PREIT desire to amend the MOU to eliminate further contributions by PREIT, to terminate PREIT’s right to purchase the Property and lease the Property to the Partnership pursuant to the MOU and PREIT Lease, to terminate PREIT’s right to purchase the Alternative Location and lease the Alternative Location pursuant to the MOU and the PREIT Lease and to eliminate certain other provisions of the MOU, but the parties have agreed to retain the Developer to provide customary management services for all aspects of the development and construction phases of the Improvements (such construction of the Improvements at the Property or the Alternative Location are referred to herein as the “Project”). Capitalized terms used herein and not defined shall have their respective meanings set forth in the MOU.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Deleted Provisions. Section 2, the last sentence of Section 11, the first sentence of Section 12, Section 14 and Section 17 the MOU and all Exhibits to the MOU are hereby deleted from the MOU in their entirety.

2. Initial PREIT Payment. Section 3 of the MOU is hereby deleted in its entirety and the following is substituted in lieu thereof:

“3. Initial PREIT Payment. Upon execution of the MOU, PREIT paid the Partnership the sum of $982,988 (the “Initial PREIT Payment”) on account of the total funds which PREIT would be required to advance for the acquisition of the Property and the Improvement Allowance under the PREIT Lease. There shall be no interest payable on the Initial PREIT Payment from the date on which it was advanced until execution of this Amendment. Interest shall accrue on the Initial PREIT Payment from the date of this Amendment at the rate of ten percent (10%) per annum. The Licensee (as defined in Section 4) shall repay the Initial PREIT Payment, together with interest accrued on the Initial PREIT Payment, in twenty-four (24) equal consecutive monthly installments commencing on the earlier of (i) the date which is sixty (60) days after the commencement of Alternative Gaming at the Property or (ii) October 1, 2014 and continuing until twenty-four (24) monthly payments have been paid, each payment to be calculated as follows: on the day before the day on which the first payment is due, accrued interest shall be added to the Initial PREIT Payment and the total shall be multiplied 0.0461449. The product shall be the monthly installment amount. By way of example, assume that the sixtieth (60th) day after the commencement of Alternative Gaming is one (1) year following the execution of this Amendment. In such event, each monthly installment payment would be $49,895.87 ($982,988 x 110% x 0.0461449 = $49,895.87).

3. Termination of Right to Purchase and Lease the Property. Section 4 and Section 5 of the MOU are hereby deleted in their entirety and the following is substituted in lieu thereof:

“4. Termination of Certain Rights. The Racing License and license for Alternative Gaming will authorize the Partnership, Centaur or an affiliate of either (the entity holding such licenses, the “Licensee”) to construct and develop the Project at either the Property or the Alternative Location. The Partnership, Centaur, PREIT and the Developer desire to terminate PREIT’s rights to purchase the Property or the Alternative Location and enter into the PREIT Lease with respect thereto. Accordingly, PREIT surrenders, waives and terminates its rights to purchase the Property or the Alternative Location, to enter the PREIT Lease with respect thereto and any other rights and obligations associated with the Project, except those rights and obligations specifically contained in the Development Agreement. As consideration to PREIT to surrender, waive and terminate its rights as aforesaid, the Licensee agrees to pay PREIT Fifty Seven Million Dollars ($57,000,000) (the “Termination Amount”) payable as follows: one hundred eight (108) consecutive monthly installments of Two Hundred Fifty Thousand

Dollars ($250,000) each, commencing on March 1, 2010, and continuing thereafter on the first day of each succeeding month to and including February 1, 2019, plus a final installment of Thirty Million Dollars ($30,000,000) payable on March 1, 2019. The parties agree that the Termination Amount includes an imputed interest factor of twelve percent (12%) per annum from the date of the execution of this Amendment to the date of payment of any installment, which interest factor is part of, and not in addition to, the installment amounts described above.”

4. Development Agreement. Section 6 of the MOU is hereby deleted in its entirety and the following is substituted in lieu thereof:

“6. Development Agreement. Upon the award of a Racing License to, or the acquisition of a Racing License by, the Licensee, the Licensee will enter into a Development Agreement with the Developer pursuant to which the Developer shall agree to provide customary management services for all aspects of the development and construction phases of the Project, as reasonably directed by the Licensee, including, without limitation, conducting all bid processes, selecting contractors, negotiating contractor agreements and bonds, procuring insurance, bonding and licensing, architectural and engineering planning, design and approval, monitoring and authorizing contractor progress payments and services, on-site supervision of all construction activities, reporting to the Licensee and the applicable regulatory authorities as directed by the Licensee. The Development Agreement will also provide that all contracts will be in the name and for the account of the Licensee, all project personnel will be employees of the Licensee, the Licensee will purchase liability insurance (naming the Developer as an additional insured) and builders’ risk insurance and the liability of the Developer shall be limited to its fees unless such liability is a result of Developer’s fraud, gross negligence or willful misconduct.

“The fee (“Development Fee”) for such services shall be Three Million Dollars ($3,000,000), and shall accrue and be payable as follows: One Hundred Twenty Five Thousand Dollars ($125,000) per month shall accrue beginning on October 1, 2007 and continuing through September 1, 2009, such accrued Development Fee to be paid as set forth below: Seventy-Five Thousand Dollars ($75,000) per month shall be paid beginning on April 1, 2009 and continuing thereafter on the first day of each succeeding month to and including August 1, 2009; thereafter, Five Hundred Thousand Dollars ($500,000) per month shall be paid on September 1, 2009 and continuing thereafter on the first day of each succeeding month to and including January 1, 2010; and a final payment of One Hundred Twenty Five Thousand Dollars ($125,000) shall be paid on February 1, 2010. The Development Agreement shall provide, as a part of the Development Fee, that a senior executive of the Developer will be responsible for overseeing the Project, the Project shall be his primary assignment, and such senior executive will devote sufficient time and attention to the Project to properly supervise the performance of PREIT’s obligations under the Development Agreement. Rich Zeigler will be the senior executive of the Developer responsible for overseeing the Project. If Rich Zeigler is no longer employed by the Developer or an affiliate, or if the Licensee requests that Rich Zeigler be removed from the Project, or if, with the consent of the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed, the Developer desires to replace Rich Zeigler with a different senior executive, the new senior executive responsible for overseeing the Project shall be subject to the mutual agreement of the Licensee and the Developer. The Development Agreement shall otherwise be substantially in the form attached hereto as Exhibit A.”

5. Overdue Interest. If any installment payment of the Termination Amount or the Development Fee is not paid when due, such overdue installment shall bear interest, calculated on the basis of a 360 day year, from the date due until the date paid at the prime rate of interest set forth in the Money Rates column of The Wall Street Journal plus five percent (5%) per annum, compounded annually (the “Overdue Interest”). Notwithstanding the foregoing, no Overdue Interest shall be payable if any installment payment of the Development Fee or the Termination Amount is not paid when due unless PREIT or the Developer, as the case may be, shall have given the Licensee written notice of such failure to pay such installment and such overdue installment has not been paid within five (5) days following the giving of such written notice; provided, however, no such notice need be given and no such period of grace shall be allowed more than twice in any twelve (12) month period. For the purposes of this section, written notice shall include a notice sent by facsimile transmission or by email, in each case addressed to the President or other senior executive of the Licensee.

6. Unsuitability. Section 7 and Section 8 of the MOU are hereby deleted in their entirety and the following is substituted in lieu thereof:

“7. Regulatory Approval of Development Agreement, MOU and Amendment; Unsuitability. The parties acknowledge that the Licensee’s ability to construct the Improvements are subject to the approval of the Pennsylvania State Harness Racing Commission and the Pennsylvania Gaming Control Board (the “Regulatory Authority”). The Licensee shall disclose the terms and provisions of the Development Agreement, MOU and the Amendment (collectively, the “Project Documents”) to the Regulatory Authority and PREIT shall co-operate with the Licensee in obtaining any approvals from the Regulatory Authority with respect thereto as is required. PREIT and the Developer shall, upon the written request of the Licensee or the Regulatory Authority, promptly file and submit all applications and information as Centaur advises are reasonably necessary to enable the Licensee to obtain the Regulatory Authority’s approval of the Project Documents. PREIT and the Developer’s obligations shall include taking reasonable, affirmative action to comply with any conditions the Regulatory Authority places on its approval of the Project Documents, including an application for a supplier license if so required.

7. Construction and Mutual Waiver. The parties agree that each and every provision of the MOU and the Amendment have been mutually negotiated, prepared and drafted by the parties’ respective counsel. The parties further acknowledge that the Amendment materially changes the parties rights and obligations with respect to the Project as set forth in the original MOU. By execution of this Amendment, PREIT, the Developer, Centaur and the Partnership have released and waived any legal or equitable claims related to the rights and obligations of the parties as set forth in the original MOU and terminated by this Amendment. The parties acknowledge that, as of the date of execution of this Amendment, there are no defaults under the MOU or this Amendment, nor does any circumstance currently exist that, but for the giving of notice or the passage of time, or both, would be such a default.

8. Counterparts, Separate Signature Pages and Facsimile Signatures. This Amendment may be executed in several counterparts, by separate signature pages, and/or by facsimile signatures, each of which may be deemed an original, and all such counterparts, separate signature pages, and facsimile signature pages together shall constitute one and the same Amendment.

9. Amended MOU Ratified; Entire Agreement; Amendment. The MOU as amended and modified by this Amendment is hereby ratified and confirmed and supersedes all previous written agreements, all proposal and drafts and all oral agreements and discussions with respect to the subject matter hereof. The MOU or this Amendment cannot be amended or modified except in a writing signed by all parties hereto. Any purported oral amendment or modification of the MOU or this Amendment shall be null and void, and shall have no effect unless and until reduced to writing and signed by all parties hereto.

10. Reimbursement of Pre-Award Costs. Prior to the award of the Racing License, Centaur and the Partnership have requested Rich Zeigler and other employees of the Developer to begin work on the Project. The Developer shall keep track of the time and out-of-pocket costs expended by the Developer prior to the award of the Racing License, and shall bill Centaur monthly for a prorated allocation of the salary and benefits of Rich Zeigler and such other employees of the Developer and all out-of-pocket costs (the “Pre-Award Costs”). Centaur shall cause its parent company to pay such invoices for Pre-Award Costs within sixty (60) days after the commencement of Alternative Gaming at the Project, or if the Project is abandoned, within sixty days following its abandonment. If the Racing License is awarded, any sums paid to the Developer on account of such prorated allocation of the salary and benefits of Rich Zeigler and other employees of the Developer shall be credited against the first sums due and payable under the Development Agreement. Centaur or its parent shall have no obligation to pay out-of-pocket Pre-Award Costs over Ten Thousand Dollars ($10,000.00) unless such amounts are approved by Centaur, the Partnership or the Licensee in writing. The Developer must provide monthly summaries of incurred Pre-Award Costs.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Valley View Downs, L.P.
By:	Centaur Pennsylvania, LLC, its general partner

By:	/s/ Roderick J. Ratcliff
Roderick J. Ratcliff, its manager

Centaur Pennsylvania, LLC

By:	/s/ Roderick J. Ratcliff
Roderick J. Ratcliff, its manager

PR Valley View Downs, L.P.
By:	PR Valley View Downs, LLC, its general partner
By:	PREIT Associates, L.P., its sole member
By:	Pennsylvania Real Estate Investment Trust, its general partner

By:	/s/ Bruce Goldman
Name: Bruce Goldman Title: Executive Vice President

PREIT-Rubin, Inc.

By:	/s/ Bruce Goldman
Name: Bruce Goldman Title: Executive Vice President

EXHIBIT A

DEVELOPMENT AGREEMENT

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”), is made as of the              day of             , 2007, by and between                 , a                  (“Owner”), and PREIT-RUBIN, INC., a Delaware corporation (“Developer”).

RECITALS:

A.	Owner owns or leases certain real property situated in County, Pennsylvania, which real property is legally described in Exhibit A attached hereto, together with all rights, privileges, easements, and appurtenances belonging or in any way appertaining thereto (the “Real Estate”). Owner has or will have title to all buildings, structures, fixtures and other improvements located now or in the future on the Real Estate (the “Improvements”) (Real Estate and Improvements shall collectively be known as the “Property”).

B.	Owner has received or acquired a Harness Racing License (the “Racing License”) in the Commonwealth of Pennsylvania (the facility at which such activities will be conducted, the “Track”). Owner intends to apply for a license to operate alternative gaming, such as slot machines and other types of casino gambling (“Alternative Gaming”), at the Track once the Racing License is obtained. Owner intends to construct Improvements for the operation of the Track and Alternative Gaming on the Property, which may include Improvements for restaurants, hotels, spas, golf courses and other entertainment facilities.

C.	Owner desires to engage Developer to provide customary development management services for all aspects of the development and construction of the Improvements (the “Project”) upon the terms set forth in this Agreement. Developer is willing to accept such engagement upon and subject to the terms set forth in this Agreement.

D.	Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Glossary of Terms attached as Exhibit B.

NOW, THEREFORE, in consideration of the premises and of their mutual undertakings, the parties hereby agree as follows:

ARTICLE I.

DEVELOPMENT MANAGEMENT SERVICES

Section 1.1. Appointment. Subject to the provisions of this Agreement, Owner hereby appoints Developer as the development manager and consultant for the Project and to perform the duties herein set forth, some of which Developer has already commenced, regarding the administration and management of the design, development and construction of the Project on the Property in accordance with the Development and Site Plan and the Project Budget. The Development and Site Plan and the Project Budget are subject to revision only if Owner approves such revisions in writing, which may be withheld in Owner’s sole discretion. Subject to the provisions of this Agreement, Developer hereby accepts such appointment and, acting as an independent contractor, shall, during the Term (as defined in Article IV), administer and manage the design, development and construction of the Project. Such administration, management and duties on the part of Developer shall include, but are not limited to, the following:

(a) consultation with Owner regarding the selection and engagement of and negotiation with the Project Architect, Contractor, and other Design Professionals for the design, development and construction of the Project, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion;

(b) consultation with Owner regarding the selection of all programs, budgets, plans, construction schedules and other design parameters for the development of the Project, including estimates of costs of construction and evaluation of the relative feasibility and cost of alternative construction methods and materials, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion;

(c) consultation with Owner regarding the design and specifications for the Project and in collaboration with the Design Professionals, establishing procedures for review of working drawings, samples and construction data;

(d) consultation with Owner and coordination with the Design Professionals in the preparation of the Project Budget, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion;

(e) consultation with Owner regarding the selection of materials and equipment used in the construction process, including estimates of the time necessary for the procurement, installation and/or construction thereof;

(f) assisting Owner in the preparation of estimates of both quantity and quality of labor necessary and available for the construction process;

(g) administration of the contracting process, including the consultation with Owner in the development of pre-qualification criteria for bidders and creation of a summary of each bid submitted to Owner in a form acceptable to Owner;

(h) consultation regarding the selection of Contractor and Subcontractors on the basis of the relative qualifications, resources for good and workmanlike construction and timely completion of the Project of the bidding Contractor and Subcontractors, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion;

(i) solicitation of bids and consultation with the Design Professionals and Owner with respect to the analysis of the bids related to the Project, and reviewing contracts and related bid documents, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion;

(j) coordination with the Design Professionals in connection with the procurement of all necessary permits and approvals related to the construction of the Project from all Regulatory Authority (as defined in Section 5.1(e) with jurisdiction over the Project (if not to be obtained by Contractor or a Subcontractor or other independent contractors engaged by Owner);

(k) assisting the Design Professionals and Contractor in the coordination of the work of the various Subcontractors involved in the construction process, including the development and monitoring of the Construction Schedule providing for the phasing of all major elements of development and construction of the Project and scheduling of the activities of the various Subcontractors; establishing site organization and lines of authority, and monitoring the various Subcontractors, in order to minimize areas of conflict and overlapping of work and to assure compliance with the established Construction Schedule and the contract documents; and notifying Owner of any disputes involving any Subcontractors;

(l) implementing procedures for the review and processing of applications by Contractor and each Subcontractor for progress and final payments and the lien-free completion of the Project, and making recommendations to the Project Architect regarding certification of such applications to Owner for payment;

(m) monitoring of the actual and projected costs of construction, and maintaining accounting records with regard to such costs, as well as maintaining all other pertinent records related to the construction process; performing budgeting services; and delivering the progress and financial reports related to the monitoring of such costs as provided for in Article II;

(n) making recommendations to Owner regarding insurance to be provided by Contractor and Subcontractors under the terms of their contracts;

(o) consultation with the Project Architect or other designated parties regarding the status of the work of Contractor and each Subcontractor and assistance in assessing the state of completion of the Project or any Phase thereof, in order to monitor compliance with the Construction Schedule and contract documents;

(p) recommending necessary or desirable changes in the work to the Project Architect, Contractor and Owner, reviewing requests for change orders, negotiating proposals by Contractor and each Subcontractor, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion, and, if changes are approved in writing by Owner, preparing change orders for execution by Owner;

(q) upon issuance of a certificate of Substantial Completion by the Project Architect, monitoring Contractor’s obligation to achieve Final Completion, confirming all guarantees and warranties by Design Professionals, Contractor, Subcontractors related to work performed on the Project and possible defects relating thereto, overseeing the warranty process, notifying Owner of any defective work discovered, and supervising procurement of all necessary releases and waivers in connection with the construction of the Project; and

(r) With Owner’s maintenance personnel, monitoring Contractor and/or Subcontractors in the initial start up and testing of utilities, operating systems and equipment, and reporting the status of such initial startup and testing to Owner.

Section 1.2. Third Party Contracts. Any written contracts with anyone or any organization other than Developer (“Third Party(ies)”) that are necessary for the completion of the Project shall be executed between Owner and the Third Party, and shall be subject to Owner’s review and approval of the contract at issue, which may be withheld in Owner’s sole discretion. Developer shall not enter into any oral or written contracts or agreements with Third Parties with regard to any facet of the Project.

Section 1.3. Contracting With Affiliates. Developer may recommend Affiliates as Design Professionals, Contractor or Subcontractors, so long as Developer utilizes a bidding process in which a minimum of three (3) bids are received and the Affiliate will enter into a separate written contract with Owner, provided Owner may reject Developer’s recommendation of the Affiliate in Owner’s sole discretion without cause. Developer acknowledges that Contractor will not be an Affiliate of Developer. Nothing stated in this Section 1.3 shall be interpreted as to preclude Developer from entering into negotiations with potential consultants or from encouraging the retention of Third Party Design Professionals, Contractor or Subcontractors through negotiations. Moreover, nothing in this Agreement shall be construed as to require Developer to recommend Design Professionals or Subcontractors solely or primarily based on price.

Section 1.4. Commencement of the Project. The parties acknowledge that the Project may be developed and constructed all at once or in separate Phases. Consistent with its obligations in this Article, Developer shall assist Owner in formulating the Development and Site Plan for the Project, which shall include providing information sufficient to allow Owner to decide whether to develop and construct the Project all at once or in separate Phases. If Owner decides to develop and construct the Project in separate Phases, then Developer’s obligations specific to each separate Phase shall commence upon Owner’s provision of written notice to Developer that Owner is ready to build the Project Phase at issue (in each such case, a “Project Commencement Notice”). Within fifteen (15) days of receipt of the Project Commencement Notice, Developer shall prepare and deliver to Owner an updated Project Budget and a Development and Site Plan with respect to the specific Phase of the Project identified in the Project Commencement Notice.

Section 1.5. Development Fee. In consideration of Developer’s services provided under the terms of this Agreement, Owner shall pay the Development Fee to Developer in the following manner:

(a) Development Fee. The Development Fee shall be Three Million Dollars ($3,000,000) and shall accrue and be payable as follows: One Hundred Twenty Five Thousand Dollars ($125,000) per month shall accrue beginning on October 1, 2007 and continuing through September 1, 2009, such accrued Development Fee to be paid as set forth below: Seventy-Five Thousand Dollars ($75,000) per month shall be paid beginning on April 1, 2009 and continuing thereafter on the first day of each succeeding month to and including August 1, 2009; thereafter, Five Hundred Thousand Dollars

($500,000) per month shall be paid on September 1, 2009 and continuing thereafter on the first day of each succeeding month to and including January 1, 2010; and a final payment of One Hundred Twenty Five Thousand Dollars ($125,000) shall be paid on February 1, 2010.

(b) Out-of-Pocket Expenses. In addition to the Development Fee specified above, Owner shall reimburse Developer for disbursements and expenses incurred by Developer directly and exclusively in connection with the Project such as are normally reimbursable to Design Professionals providing similar services, other than travel to and from the Project and expenses related thereto, which shall not be reimbursable. All such reimbursement shall be made on request, but not more frequently than once a month, which request shall be documented and evidenced by receipted vouchers. Any expenditure which has not been previously approved by Owner pursuant to any approved contract or budget shall require written approval by Owner in order to be reimbursable hereunder.

(c) No Additional Payments. The fees referred to in this Section 1.5 are intended to cover, among other things, (i) all administrative costs, overhead, profit and indirect costs of Developer, (ii) the compensation and benefits of the executive personnel of Developer, including Doug Grayson and Rich Zeigler, and (iii) all other costs and expenses reasonably and necessarily incurred in connection with the provision of Developer’s services hereunder. No additional payment shall be made by Owner to Developer for or on behalf of such costs, compensation, benefits, expenses and disbursements except as otherwise provided in this Agreement. Any portion of the Development Fee payable to Developer, but not paid, shall bear interest at the Default Rate from the due date to the date paid by Owner; provided however, no interest shall be payable unless Developer gives written notice to Owner of its failure to pay an installment of the Development Fee when due and such overdue installment is not paid within five (5) days following the giving of such written notice; provided further, no such notice need be given, and no such period of grace shall be allowed more than twice in any twelve (12) month period. Notwithstanding anything herein to the contrary, Owner shall not be obligated to pay or to reimburse Developer for any costs incurred as the result of an Improper Action.

(d) Survival of Obligations. The obligations of Owner under this Section 1.5 shall survive the expiration or termination of this Agreement for a period of one (1) year after Final Completion.

Section 1.6. Payment of Project Costs; Mechanics’ Liens.

(a) Payment of Project Costs. Except as otherwise provided in this Agreement, Owner shall be responsible for paying all Third Party costs incurred with respect to the Project that are consistent with the Project Budget and the requirements of Owner’s lenders (provided Developer is notified in writing of such requirements) within thirty (30) days after receipt of an application for payment therefor from the Third Party, approved by Developer; provided, however, Owner shall not be responsible for making such payments until Owner has received:

(i) To the extent applicable, a certification by the Project Architect that the work for which payment is requested has been completed pursuant to the Development and Site Plan and/or Construction Contract;

(ii) A sworn statement and lien waiver signed by the Third Party stating (A) the Third Party waives any liens or right to lien with respect to any services provided with respect to the Project up to the date of the lien waiver; (B) the amounts previously received by the Third Party for services provided with respect to the Project up to the date of the lien waiver; (C) the contract with the Third Party has not been changed, or, if the contract has been changed, indicating the increase or decrease in the amount of the contract; and (D) a list of the names and addresses of Third Parties and the major suppliers of materials used in the work for which payment is requested; and

(iii) With respect to work covered by the immediately preceding application for payment, copies of sworn statements and lien waivers signed by any Subcontractors or material suppliers of the Third Party submitting the application for payment stating (A) that such Subcontractors or material suppliers waive any liens or right to lien with respect to any services provided with respect to the Project up to the date of the lien waiver; (B) all payments have been received by such Subcontractors and material suppliers for any services provided with respect to the Project up to the date of the lien waiver; (C) the amount theretofore received by such Subcontractors and material suppliers for any services provided with respect to the Project up to the date of the lien waiver; and (D) that none of the contracts with such Subcontractors or material suppliers have been changed, or, if any contract has been changed, indicating the increase or decrease in the amount of the contract.

(b) Mechanics’ Liens. If one or more mechanics’ lien claim has been filed against any portion of the Project, Developer shall coordinate all negotiations with Contractor, Subcontractor, materialmen, Design Professional or other Third Party filing the same with respect to the bonding and/or release of the same; and

(c) Reimbursements of Developer’s Advances. In the event any such fees, costs or expenses in the Project Budget are paid by Developer on behalf of Owner (it being understood that Developer has no obligation to pay any such fees, costs or expenses on behalf of Owner), then, except as expressly provided herein to the contrary, Developer shall be entitled to be reimbursed for such payment on a monthly basis, within thirty (30) days after presentation of Developer’s statement of costs incurred. Developer’s incurred costs which do not comply with this Section 1.6 shall not be reimbursed. Nothing herein shall be construed as authorizing Developer to incur costs not in the Project Budget without Owner’s written consent or divesting Owner of any approval rights set forth in this Agreement.

Section 1.7. Developer’s Responsibility. Consistent with the effort, skill and judgment of developers of other projects similar in scope to the Project, Developer’s responsibility under this Agreement shall be to use its best efforts, skill, and judgment in the performance of its services as more specifically enumerated in this Agreement.

Section 1.8. No Professional Services. Nothing herein contained shall constitute or consist in whole or in part of an undertaking by Developer to provide or render architectural, engineering, technical, or other services, the performance of which requires a license or permit, nor to act as a general contractor or construction manger, nor to perform any construction work.

Section 1.9. Personnel. Developer shall employ, at the expense of Owner, personnel or employees as are necessary for the performance of Developer’s services with respect to the Project (other than Developer’s executive personnel), all of whom shall devote their entire time and efforts to the Project (“Developer’s Personnel”). If any Developer’s Personnel do not devote their full time and effort to the Project, Owner shall be responsible only for the portion of compensation and benefits of such Developer’s Personnel directly related to the portion of such Developer’s Personnel’s time and effort as is rendered with respect to the Project. Owner shall have the right to audit the compensation and benefits records with respect to Developer’s Personnel who are assigned to the Project and whose compensation and benefits are to be reimbursed by Owner. Owner shall have the right to approve, or require the removal from the Project, of any such Developer’s Personnel. Notwithstanding anything to the contrary in this Section 1.9, Owner shall have the right, in its sole discretion, to approve in writing the scope of services to be rendered by Developer’s Personnel with respect to the Project. In the event Developer recommends the hiring of Developer’s Personnel for a specified scope of services and Owner does not approve such scope of services or such Developer’s Personnel, Developer shall not be liable to Owner for the failure of Developer to provide such services or Developer’s Personnel.

Section 1.10. Senior Executive. As a part of the Development Fee, a senior executive of Developer shall be responsible for overseeing the Project, the Project shall be his primary assignment, and such senior executive will devote sufficient time and attention to the Project to properly supervise the performance of Developer’s obligations under this Agreement. Rich Zeigler shall be the senior executive of Developer responsible for overseeing the Project. If Rich Zeigler is no longer employed by Developer or an Affiliate, or if Owner requests that Rich Zeigler be removed from the Project, or if, with the consent of Owner, which consent shall not be unreasonably withheld, conditioned or delayed, Developer desires to replace Rich Zeigler with a different senior executive, the new senior executive responsible for overseeing the Project shall be subject to the mutual agreement of Owner and Developer.

ARTICLE II.

BUDGETS; REPORTS AND STATEMENTS;

INDEMNITY; AUTHORIZED REPRESENTATIVES

Section 2.1. Budgets. Developer shall consult with Owner and the Design Professionals, and, at Owner’s direction, prepare and submit the Project Budget and any changes thereto for Owner’s approval, which can be withheld, delayed or condition upon Owner’s sole discretion. The initial draft of the Project Budget shall be delivered by Developer to Owner within thirty (30) days following notification to Developer of the receipt by Owner of the Racing License.

Section 2.2. Reports and Statements. Developer shall comply with the following:

(a) Developer shall record the progress of the design, development and construction of the Project, and shall submit written progress reports to Owner, on a monthly basis.

(b) Developer shall monitor the Project Budget for construction costs and deliver financial reports to Owner on a monthly basis showing actual costs for activities in progress and estimates for uncompleted tasks, identifying variances between actual and budgeted or estimated costs, incorporating approved change orders as they occur, and advising Owner whenever projected costs or incurred costs exceed the Project Budget or estimates. The reports delivered under this Section 2.2(b) shall include, without limitation, detail job cost reports, a monthly draw book and a monthly project status report.

(c) The reports Developer submits pursuant to Sections 2.2(a) and (b) above shall be prepared in accordance with a format prescribed or determined by Owner and shall be submitted to Owner with respect to a particular month, on or before the fifteenth (15th) day of the following month.

(d) All reports containing financial or accounting related information Developer submits pursuant to Sections 2.2(a) and (b) will be prepared on an accrual basis in accordance with generally accepted accounting principles. The Project Budget and the Construction schedule shall be updated by Developer not less often than quarterly (and monthly if required by Owner by written Notice to Developer).

(e) Developer shall keep accurate books and records at its home office of the costs of the Project for a period of three (3) years from the date of Final Completion. Owner or its duly authorized agent or representative shall have the right, at its expense and upon at least ten (10) days prior written notice, to audit such books and records. In the event such audit shall disclose any error in the determination of the cost of the Project, and such error is greater than ten percent (10%) of the costs of the Project, Developer shall reimburse Owner for reasonable audit costs incurred by Owner.

(f) Developer shall participate in all regularly scheduled meetings regarding the development and construction of the Project as required by Owner or the Construction Contract.

Section 2.3. Limitation of Liability; Indemnification.

(a) No Liability for Acts of Design Professionals and Contractors. Developer shall not be liable to Owner on account of the acts (whether negligent or otherwise), omissions, errors or breaches of contract by Contractor or any Subcontractor or materialmen, the Design Professionals and any other professionals or consultants engaged on the Project by Owner or Contractor, or by Developer at the direction or with the approval of Owner, unless Developer shall have committed an Improper Action with respect to the issues described in this Section 2.3(a).

(b) Indemnification. Subject to the limits in Section 2.3(a), each party shall indemnify, defend and hold the other harmless from and against all claims, damages, costs and liability, including reasonable attorneys’ fees, asserted against or suffered by such other party to the extent arising from the indemnifying party’s Improper Actions. Each party’s obligations under this section are triggered only if the party seeking indemnification provides reasonable notice of its indemnification claim.

(c) The indemnities provided in this Section 2.3 shall survive for a period of one (1) year beyond the Final Completion of the Project.

Section 2.4. Authorized Representatives and Manpower Commitments. In order to facilitate the progress of construction and to coordinate the efforts of Owner, Developer and Contractor, Developer designates Rich Zeigler as its authorized representative and Owner designates                          as its authorized representative to act on Developer’s and Owner’s behalf respectively to render decisions pertaining to proposed changes to the Project and the Project Budget. Developer shall allocate sufficient employees and resources to adequately perform Developer’s responsibilities under this Agreement. Developer shall have at least one representative on the site of the Project during the construction of the Project.

ARTICLE III.

INSURANCE

Section 3.1. Owner’s Insurance. Owner shall maintain, at its own expense, and keep in force during the term of this Agreement, commercial general liability insurance (“Liability Insurance”) protecting and indemnifying Owner and Developer against claims for injury to or death of persons, or damage to or destruction of property, occurring upon, in, or about the Project in amounts customarily obtained for similar projects. Such insurance shall be written by companies selected by Owner, which are nationally recognized and legally qualified to issue such insurance in the State of Pennsylvania; and shall name Owner as insured and will cover Developer as an additional insured through a policy endorsement.

Section 3.2. Developer’s Insurance. Developer shall obtain, maintain and keep in force during the term of this Agreement types and amounts of insurance Developer normally procures in the normal course of its business that may provide coverage for the following that may occur with respect to the Project: (i) Liability Insurance; and (ii) workers’ compensation insurance (collectively, “Developer’s Insurance”). Developer shall name Owner as an additional insured through a policy endorsement to Developer’s Insurance.

Section 3.3. Policies; Availability of Insurance.

(a) Every policy referred to in Sections 3.1 and 3.2 shall (i) provide that it will not be canceled, amended, or reduced except after not less than thirty (30) days written Notice to Owner and Developer, as applicable, (ii) provide that such insurance shall not be invalidated by any act or negligence of Owner or Developer, as applicable, or any person or entity having an interest in the Project, nor by any foreclosure or other proceedings or Notices thereof relating to the Project, nor by any change in title to or ownership of the Project, and (iii) include a waiver of all rights of subrogation against Owner, its officers, directors, shareholders, constituent partners, employees or agents, as applicable, and against Developer, its officers, directors, shareholders, constituent partners, employees or agents, as applicable.

(b) With respect to the coverages required under Sections 3.1 and 3.2, Owner shall deliver to Developer and Developer shall deliver to Owner certificates of insurance evidencing the existence of the required insurance, such delivery to be made (i) contemporaneously with or prior to the commencement of the Project, and (ii) at least fifteen (15) days prior to the expiration date of any such insurance.

Section 3.4. Cooperation. Owner and Developer shall furnish to the other any information requested by the other for the purpose of establishing insurance coverages.

Section 3.5. Waiver of Claims and Recovery Rights. Notwithstanding anything in this Agreement to the contrary, Owner and Developer each, on behalf of themselves and their respective successors, legal representatives, assigns and insurers, hereby (i) waive any and all rights of recovery, claims, actions or causes of action against the other and their respective Affiliates, officers, directors, partners, shareholders, members, agents, servants, or employees for any liability or claim for injury, loss or damage that may occur with respect to the Project, which is required to be insured against under the terms of the insurance policies referred to in this Article III, regardless of cause or origin, including negligence of the other party hereto or its respective officers, directors, partners, shareholders, members, agents, servants, or employees, and (ii) covenants that no insurer under any property insurance maintained by Owner or Developer, as applicable, shall hold any right of subrogation against such other party. If the respective insurer of Owner and Developer does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then Owner and Developer each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver at the cost of the party that procured such insurance.

Section 3.6. Contractor’s Insurance. Owner and Developer agree that the Construction Contract shall contain provisions for (i) Contractor thereunder to indemnify, protect, defend and hold harmless Developer in respect of claims involving the Project to the same extent that such Contractor agrees to indemnify, protect, defend and hold harmless Owner, (ii) Contractor to maintain Liability Insurance, workers’ compensation insurance and employer’s liability insurance, (iii) with respect to all insurance policies maintained by such Contractor, Developer to be named as an additional insured on such policies to the same extent that Owner is named as an additional insured thereunder, and (iv) a waiver of all rights of subrogation against Owner, its officers, directors, shareholders, constituent partners, employees or agents, as applicable, and against Developer, its officers, directors, shareholders, constituent partners, employees or agents, as applicable.

Section 3.7. Subcontractor’s Insurance. If required by Owner by written Notice to Developer, Developer shall require that the designated Subcontractor maintain insurance at the Subcontractor’s expense, with such coverages and in such minimum amounts as Owner shall designate. Developer shall obtain and keep on file a certificate of insurance which shows that each designated Subcontractor is so insured.

ARTICLE IV.

TERM

Section 4.1. Term. This Agreement shall commence as of the date hereof and shall continue until the earliest occurrence of one of the following events: (a) all Phases of the Project have reached Final Completion and all Development Fees have been paid to Developer as provided in this Agreement; (b) the occurrence of an event described in Section 4.2 and the termination of this Agreement by Owner pursuant thereto; (c) Owner provides written notice that it is abandoning the Project because Owner no longer intends to operate the Track and Alternative Gaming on the Property. Notwithstanding the above, Developer shall be entitled to receive any portion of the Development Fee earned for services actually rendered prior to the termination of this Agreement pursuant to Section 4.1.

Section 4.2. Developer Defaults. The occurrence of any of the following events, acts or omissions shall constitute an “Event of Default” by Developer under this Agreement, unless Developer cures the Event of Default within thirty (30) days or, if the Event of Default cannot be cured within thirty (30) days, Developer commences efforts to cure the Event of Default within thirty (30) days of Owner’s written notice of the Event of Default and thereafter diligently completes the cure of such Event of Default:

(a) if Developer does not commence work on a Phase of the Project within thirty (30) business days after the agreed upon Project Start Date;

(b) any event, act or omission which constitutes an Improper Action, except for events, acts or omissions that are merely negligent;

(c) the occurrence of and expiration of any applicable cure period specifically provided for an Event of Termination as defined in Exhibit B of this Agreement; and

(d) The failure of Developer to perform, keep or fulfill any material covenant, undertaking, obligation or condition set forth in this Agreement.

If an Event of Default remains uncured as described in this section, Owner shall have the right to terminate this Agreement effective immediately upon Owner’s Notice to Developer, in addition to any and all other rights and remedies which may be available to Owner at law or in equity, subject to the limitation on damages contained in Section 4.4, Developer shall forfeit any right to installments of the Development Fee not earned or paid prior to such termination.

Notwithstanding anything to the contrary in this Section, the occurrence of and expiration of any applicable cure period provided for an Event of Termination under Section 4.2(c), shall grant Owner an absolute right to terminate this Agreement without necessity of written notice to Developer or any successor or representative thereof. Owner’s right of termination under Section 4.2(c) may be waived only by a fully executed written amendment to this Agreement.

Section 4.3. Final Accounting. Upon termination of this Agreement for any reason, Developer shall promptly deliver to Owner the following:

(a) a final report, reflecting the data and information required in Section 2.2 of this Agreement, as of the date of termination, such report to be delivered within thirty (30) days after such termination;

(b) any monies of Owner held by Developer, to be delivered promptly upon such termination; and

(c) all records, contracts, receipts for deposits, unpaid bills and other papers or documents of Owner held by Developer and relating to the development or construction of the Project, all such documents to be delivered promptly upon such termination.

Any portion of the Development Fee which under the terms of this Agreement would be payable after the date on which this Agreement terminates for any reason shall not be paid to Developer, except with respect to that portion of the Development Fee earned prior to such termination. The Development Fee in the month in which a termination occurs shall be prorated and adjusted as of the date of the termination of this Agreement. Further, Owner shall pay to Developer, within thirty (30) days after invoice therefor, all amounts due and owing to Developer under this Agreement for reimbursements to Developer provided for in Section 1.5(c) or Section 1.6(c) hereof. Any fees paid to Developer pursuant to this Agreement prior to the date of termination of this Agreement shall be retained by Developer.

Section 4.4. Liability of Developer. Notwithstanding anything to the contrary in this Agreement, Developer’s maximum total responsibility for any claim by Owner of any kind or character arising out of or related to this Agreement shall be limited to the maximum amount of the Development Fee, Three Million Dollars ($3,000,000) unless such liability is a result of Developer’s fraud, gross negligence or willful misconduct.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1. Developer’s Representations and Warranties. The representation and warranties set forth in this Section 5.1 shall be true during the entire Term of this Agreement.

(a) Organization and Powers. Developer is a corporation organized, validly existing and in good standing under the laws of the State of its formation qualified to do business in the Commonwealth of Pennsylvania. Developer has the power and authority to own its assets and properties and to carry on all activities normally undertaken by commercial real estate developers.

(b) Authorization, Binding Agreement. The execution, delivery and performance by Developer of this Agreement has been duly authorized by all requisite action.

(c) Litigation. There is no action, suit or proceeding pending or threatened before any court or government or administrative body or agency that may reasonably be expected to (i) result in a material adverse change in the activities, operations, assets or properties or in the condition, financial or otherwise of Developer, or (ii) impair the ability of Developer to perform its obligations under this Agreement. Developer is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or any governmental or administrative body or agency which would or could adversely impact its ability to perform its obligations hereunder.

(d) Financial Condition. Prior to execution of this Agreement, Developer shall have made available for review by Owner financial statements for the past two (2) years acceptable to Owner. Developer represents and warrants that there has been no material adverse change in its financial condition since the date these financial statements were dated.

(e) Suitability to Regulatory Authority. That Developer is unaware of any matter that may make Developer unsuitable to any and all foreign, federal, state and/or local governmental or quasi governmental authorities, commissions, departments, agencies, boards or bodies, including without limitation, all states of the United States of America, all political subdivisions of all states, the Pennsylvania State Harness Racing Commission and the Pennsylvania Gaming Control Board with jurisdiction over the Permitted Use (“Regulatory Authority”) with respect to Developer’s rights and obligations under this Agreement.

Section 5.2. Owner’s Representations and Warranties. The representation and warranties set forth in this Section 5.2 shall be true during the entire Term of this Agreement.

(a) Organization and Powers. Owner is                          organized, validly existing and in good standing under the laws of                         . Owner has the power and authority to own its assets and properties and to carry on all activities normally undertaken by operators of the Harness Racing and Alternative Gaming facilities.

(b) Authorization, Binding Agreement. The execution, delivery and performance by Owner of this Agreement has been duly authorized by all requisite action.

(c) Litigation. There is no action, suit or proceeding pending or threatened before any court or government or administrative body or agency that may reasonably be expected to (i) result in a material adverse change in the activities, operations, assets or properties or in the condition, financial or otherwise of Owner, or (ii) impair the ability of Owner to perform its obligations under this Agreement. Owner is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or any governmental or administrative body or agency which would or could adversely impact its ability to perform its obligations hereunder.

ARTICLE VI.

REGULATORY APPROVALS

Section 6.1. Regulatory Approvals. Developer will, and will cause its Affiliates to, make available, file and submit all applications, documents and information as is reasonably necessary in order to comply with the requirements of any Regulatory Authority now or hereafter having jurisdiction or authority over vendors to Owner. In addition, Developer will require all Third Parties to make available, file and submit all applications, documents and information as is reasonably necessary in order to comply with the requirements of any Regulatory Authority now or hereafter having jurisdiction or authority over vendors to Owner. Developer shall use reasonable care in the selection and recommendation of Third Parties to be retained by Owner in order to minimize the possibility that such Third Parties will not be permitted by the Regulatory Authority to provide services to the Project. Owner acknowledges that Developer has no control over the approval process and shall have no liability to Owner if either Developer or a Third Party retained by Owner is not permitted to provide services to the Project, or is subsequently disqualified from providing services to Owner.

ARTICLE VII.

GENERAL

Section 7.1. Assignment. Developer shall not assign or permit to be assigned any of its rights or its obligations under this Agreement, whether by operation of law or otherwise, without Owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Developer shall have the right to assign, transfer or convey this Agreement to an Affiliate, or in connection with a merger or a sale of all or substantially all of its assets.

Section 7.2. Notices. Any Notice must be in writing and may, unless otherwise in this Agreement expressly provided, be given or be served by depositing the same in the United States Mail, post paid and registered or certified and addressed to the party to be notified, with return receipt requested, or by delivering the same to such party or to an officer or agent of such party, or Federal Express or similar delivery service, or by facsimile transmission, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been delivered and be effective from and after the expiration of four (4) days after it is so deposited. Notice given in any other manner shall be deemed to have been delivered and be effective only if and when received before 5:00 p.m. eastern time on a business day, otherwise on the next following business day, or refused by the party to be notified. For purposes of Notice, the addresses of the parties, until changed as hereinafter provided, shall be as follows:

Owner:	_________________
c/o Centaur, Inc.
10 W. Market Street
Indianapolis, Indiana 46204
Attention: Kurt Wilson
P – (317) 656-8787
F – (317) 656-8780

with a copy to:	Brian C. Crist
Ice Miller LLP
One American Square, Suite 3100
Indianapolis, Indiana 46282-0200
P – (317) 236-5997
F – (317) 592-4854

Developer:	c/o PREIT Services, LLC.
The Bellevue, 3rd Floor
200 South Broad Street
Philadelphia, Pennsylvania 19102
Attention: Douglas S. Grayson
Executive Vice President
P – (215) 875-0724
F – (215) 546-0240

with a copy to:	c/o PREIT Services, LLC
The Bellevue, 3rd Floor
200 South Broad Street
Philadelphia, Pennsylvania 19102
Attention: Bruce Goldman
Executive Vice President and
General Counsel
P – (215) 875-0780
F – (215) 546-7311

However, each of the parties named in this Section 7.2 as being entitled to receive Notices shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America, by at least five (5) days written Notice to each such other party.

Section 7.3. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and shall supersede all other prior agreements written or oral between the parties hereto and relating to the Project. No modification hereof shall be effective unless made by supplemental agreement in writing executed by the parties hereto.

Section 7.4. Nature of Contract. The relationship between Owner and Developer under the terms of this Agreement shall be that of independent parties, and notwithstanding anything to the contrary set forth herein, Developer shall perform its duties and provide the services contemplated by this Agreement as an independent contractor. Except as expressly provided to the contrary in this Agreement, it is agreed that Owner is concerned only with the result of the performance of such duties, the cost of such services, security in performance of the services necessary to complete the Project and is not directing Developer as to particular means and methods of performing such duties and providing such services. Nothing contained in this Agreement or in the relationship of Owner and Developer shall be deemed to constitute a partnership, joint venture or any other similar relationship.

Section 7.5. Governing Law. This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

Section 7.6. No Waiver; Cumulative Remedies. The failure of Owner or Developer to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at subsequent times or of the terms of any other covenant, agreement, provision or condition, and Owner and Developer shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation.

Section 7.7. Partial Invalidity. If any provisions of this Agreement, or the application thereof to any particular party or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to any other particular party or circumstance, shall be valid and enforceable.

Section 7.8. Captions. The captions under the Article numbers and beside the Section numbers of this Agreement are for convenience and reference only and in no way define, limit, or described the scope or intent of this Agreement, and in no way affect or constitute a part of this Agreement.

Section 7.9. Incorporation of Exhibits. All Exhibits attached hereto are hereby incorporated herein by this reference and made a part hereof for all purposes.

Section 7.10. Excusable Delay. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of any event of Force Majeure, then performance of such act shall be excused for such period of delay and the period for the performance of any such act shall be extended for a period equivalent to (but no longer than) the period of such delay.

Section 7.11. Attorney’s Fees. In the event of any litigation regarding this Agreement, the losing party shall pay to the prevailing party reasonable attorney’s fees and costs of court.

Section 7.12. Effect of Holidays. In the event any date specified or computed under this Agreement for the performance of an obligation by any party hereto, or for the occurrence of any event provided for herein, shall be a Saturday, Sunday or “recognized holiday” (defined for purposes hereof as any holiday observed by national banking associations), then the date for such performance or occurrence shall automatically be extended to the next calendar day which is not a Saturday, Sunday or recognized holiday.

Section 7.13. No Third Party Beneficiaries. The respective rights and obligations of Owner and Developer set forth in this Agreement are intended to be for the exclusive benefit of the party to this Agreement enjoying such right or of the obligee of such obligation, respectively, and it is not the intention of either Owner or Developer to create, and this Agreement shall not operate or be construed to create, any third party beneficiary rights or other rights in favor or any person or entity other than Owner and Developer, respectively, and their respective permitted successors and assigns, if any, under the terms of this Agreement.

Section 7.14. Multiple Counterparts; Multiple Signature Pages. This Agreement and any amendment or supplement thereto may be executed in two or more counterparts (each of which may bear the original signatures of all or some of the parties to this Agreement), and, if each of the parties to this Agreement has executed at least one such counterpart, then all such counterparts together shall constitute one and the same agreement with the same force and effect as if all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment or supplement thereto may be detached from any counterpart thereof without impairing the legal effect of any signatures thereon, and may be attached to another counterpart thereof identical in form thereto but having attached to it one or more additional counterparts of the same or other signature pages to this Agreement.

ARTICLE VIII.

NO RECRUITMENT

Section 8.1. No Recruitment. So long as this Agreement is in effect, and for a period of one (1) year after the expiration or termination of the term hereof, Owner shall not recruit any employee of Developer without the prior written consent of Developer. Nothing in this Section 8.1 shall be construed as prohibiting Owner from hiring an employee of Developer if the employee at issue initiates discussions with Owner regarding such employment.

IN WITNESS WHEREOF, Owner and Developer have executed this Agreement to be effective as of the date first above written.

OWNER:
, a
Pennsylvania limited partnership

By:	Centaur Pennsylvania, LLC, an Indiana limited liability company

By:
John J. McLaughlin, Manager

DEVELOPER:

PREIT-RUBIN, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

PROPERTY DESCRIPTION

[TO BE INSERTED]

EXHIBIT B

GLOSSARY OF TERMS

DEFINITIONS

“Affiliate(s)” shall mean (i) with respect to Developer, any individual or organization that directly or indirectly, through one or more intermediaries, is controlled or is under common control with PREIT Rubin, Inc., or Pennsylvania Real Estate Investment Trust, (ii) and with respect to Owner, any individual or organization that, directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, Owner or Centaur Pennsylvania, LLC, an Indiana limited liability company. For the purposes of this definition “control” when used with respect to any specified individual or organization means the power to direct or cause the direction of the management and policies of such individual or organization, directly or indirectly, whether through Ownership of voting securities of fifty percent (50%) or more, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing.

“Certificate of Occupancy” shall mean a certificate of occupancy or the legal equivalent thereof issued by the appropriate governmental authority permitting Owner’s lawful occupancy of the Improvements for the conduct of Harness Racing, Alternative Gaming, and other ancillary uses.

“Construction Contract” shall mean an Agreement between Contractor and Owner engaging Contractor to act as Contractor for the construction of the Project. A Construction Contract shall be executed prior to the start of construction of any Phase of the Project.

“Construction Schedule” shall mean the construction schedule for the Phase at issue that shall be included in the Construction Contract.

“Contractor” shall mean a qualified and fully bonded construction manager or general construction contractor as may be solicited by Developer, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion, and shall be directly engaged by Owner.

“Default Rate” shall mean, on any particular date or for any particular period, that annual rate of interest, calculated on the basis of a 360 day year, which is the lesser of (a) the maximum rate which, when compounded monthly, is not prohibited by applicable law, or (b) that variable rate which is equal to the Prime Rate (as hereinafter defined) in effect on such date or during such period, plus five percent (5%) compounded annually (and the Default Rate shall change with, and be effective as of the same date as, any changes in the Prime Rate).

“Design Professionals” shall mean the collective reference to all engineers, architects (including the Project Architect), other design professionals and other experts and consultants as may be solicited by Developer, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion, all of which shall be selected and engaged directly by Owner, to render professional design, engineering and planning services in connection with the design, development and construction of the Project.

“Development and Site Plan” means the development and site plan for the Project, which shall include cost estimates of each Phase of the Project.

“Development Fee” shall mean an amount equal to Three Million and No/100 Dollars ($3,000,000.00) paid as provided in Section 1.5.

“Event of Termination” shall mean any of the following:

(a) Developer files a voluntary petition for liquidation, reorganization or adoption of an arrangement under the Bankruptcy Law;

(b) Developer makes a general assignment of all or substantially all of its property for the benefit of creditors;

(c) A court of competent jurisdiction appoints a receiver to manage and dispose of all or substantially all of Developer’s property and Developer is unable to terminate the receivership within ninety (90) days after the appointment of such receiver;

(d) A court of competent jurisdiction enters an order for relief in the case of an involuntary petition filed against Developer under the Bankruptcy Law and Developer is unable to obtain dismissal of such involuntary petition within ninety (90) days after the entry of an order for relief; or

(e) A court of competent jurisdiction assumes custody or sequesters all or substantially all of Developer’s property and Developer is unable to terminate such order within ninety (90) days after entry of such an order.

“Final Completion” shall mean the date on which the entire Project or the Phase of the Project at issue is totally complete as demonstrated by the satisfactory completion of all punch list items, delivery of all warranties, O & M Manuals, testing and balancing of all mechanical systems and execution of a written certificate of completion or other equivalent acceptable to Owner by the Project Architect and Contractor.

“Force Majeure” shall mean strikes, lockouts, unusual weather, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile government action, civil commotion, fire or other casualty.

“Improper Action” shall mean any act constituting fraud, willful or reckless misconduct, gross negligence or a material breach of any provision of this Agreement.

“Notice” shall mean any written notice, statement, communication or request required to be delivered by any party under the terms of this Agreement.

“Phases(s)” shall mean the completion of the Project as a single project or as multiple discernable projects as demonstrated by a separately contained buildings, expansion of buildings or site work on separate portions of the Real Estate.

“Prime Rate” shall mean the rate per annum as stated in the Money Rates Section or equivalent section in The Wall Street Journal for the period for which such rate applies.

“Project Architect” shall mean the architect for the Project solicited by Developer, subject to Owner’s review and approval, which may be withheld in Owner’s sole discretion or discretion engaged by Owner.

“Project Budget” shall mean the Project Development Budget for the design, development and construction of the Project.

“Project Start Date” shall mean the date Owner issues a written “Notice to Proceed” pursuant to the Construction Contract.

“Projected Completion Date” shall mean the date of anticipated Substantial Completion of the Project Phase at issue.

“Subcontractor” shall mean any materialmen, trade contractor, subcontractor or subcontractor of a subcontractor (sub-subcontractor) who renders services related to the Project other than Developer, Project Architect or Contractor.

“Substantial Completion” or “Substantially Complete” shall mean the substantial completion of the construction or restoration of the Project Phase at issue in accordance with all applicable requirements of this Agreement and issuance of a Certificate of Occupancy (temporary or otherwise) or other required governmental approvals issued by the Regulatory Authority and necessary to permit occupancy of the Improvements in such Phase for the activities intended for such Improvements.

“Substantial Completion Date” means the date on which the Project reaches Substantial Completion.